RESULTS OF SHAREHOLDER MEETING
PHOENIX CA TAX-EXEMPT BOND FUND
October 31, 2006
(Unaudited)

 At a special meeting of shareholders of Phoenix CA Tax-Exempt Bond Fund (the "Trust") held on October 31, 2006, shareholders voted on the following proposals:

Number of Eligible Units Voted:


To elect eleven Trustees to serve on the Board of Trustees until the next meeting of shareholders at which Trustees are elected

                              For            Against

E. Virgil Conway           32,684,960        961,999
Harry Dalzell-Payne        32,684,960        961,999
Daniel T. Geraci           32,688,180        958,779
Francis E. Jeffries        32,684,960        961,999
Leroy Keith, Jr            32,688,180        958,779
Marilyn E. LaMarche        32,684,960        961,999
Philip R. McLoughlin.      32,688,180        958,779
Geraldine M. McNamara      32,688,180        958,779
James M. Oates             32,688,180        958,779
Richard E. Segerson        32,688,180        958,779
Ferdinand L. J. Verdonck   32,688,180        958,779



To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Trusts

                  For           Against          Abstain
              32,623,997        143,409          879,552




RESULTS OF SHAREHOLDER MEETING
PHOENIX CA TAX-EXEMPT BOND FUND
November 21, 2006
(Unaudited)

 At a special meeting of shareholders of Phoenix CA Tax-Exempt Bond Fund (the "Fund") held on November 21, 2006, shareholders voted on the following proposals:


Number of Eligible Units Voted:


To approve a proposal to permit Phoenix Investment
Counsel, Inc. to hire and replace subadvisers or to modify subadvisory agreements without shareholder approval

              FOR         AGAINST          ABSTAIN         BROKER NON-VOTES

           1,912,042     195,451           74,932             562,021

To approve the amendment of fundamental restrictions of the Fund with respect to loans

          1,914,755     165,826           101,844             562,021

To approve a proposal to reclassify the investment objective of the Investment Objective Funds from fundamental to non-fundamental

          1,883,615     168,515           130,295             562,021